Exhibit 15.1

Letter of Independent Registered Public Accounting Firm

August 24, 2015

The Home Depot, Inc.

Atlanta, Georgia

Re: Registration Statement on Form S-3 to be filed on August 25, 2015

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 26, 2015 and August 24, 2015, related to our reviews of interim financial information for the periods ended May 3, 2015 and May 4, 2014, and August 2, 2015 and August 3, 2014, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Atlanta, Georgia